Exhibit (d)(5)

CARLYLE PARTNERS GROWTH, L.P.

C/O THE CARLYLE GROUP

1001 PENNSYLVANIA AVENUE

WASHINGTON, DC 20004

February 21, 2025

Beacon Parent Holdings, L.P.

c/o The Carlyle Group

1001 Pennsylvania Avenue, NW

Washington, DC 20004

Re:	Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of February 21, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Beacon Parent Holdings, L.P., a Delaware limited partnership (“Parent”), Beacon Merger Sub, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”) and bluebird bio, Inc., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. Pursuant to and upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will commence a tender offer to acquire any and all of the outstanding Company Shares. Following the consummation of the Offer and at the Closing, Merger Sub will merge with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement.

1. Commitment. Subject to the terms and conditions set forth in this letter agreement (including satisfaction or waiver in full of the conditions set forth in Section 2), Carlyle Partners Growth, L.P. (“Carlyle”) agrees that, at or prior to the Closing, Carlyle will, and/or will cause one or more of its assignees to, acquire, directly or indirectly, equity of Parent (which such equity shall be the same type of securities, with the same seniority and at the same per security price and value, as the equity issued to SKCP or its permitted assignees in accordance with the SKCP Equity Commitment Letter), for an aggregate price in cash equal to the lesser of (x) fifteen million five hundred thousand dollars ($15,500,000) or (y) an amount equal to fifty percent (50%) of the amount, solely for the purpose of funding, and to the extent necessary to fund, (a) the payment of the aggregate Offer Price in accordance with Sections 2.1(e) and 3.8 of the Merger Agreement (the “Offer Price Payment”) and the aggregate Merger Consideration in accordance with Sections 3.7(a)(i) and 3.8 of the Merger Agreement (the “Merger Consideration Payment”) and (b) the payment of all related fees and expenses required to be paid by Parent or Merger Sub at or in connection with the Acceptance Time or the Closing pursuant to and in accordance with the Merger Agreement (the obligations in clauses (a) and (b), collectively, the “Parent Payment Obligations”, the lesser of clauses (x) and (y), the “Commitment Cap”, and such agreement to contribute equity capital, subject to the terms and conditions of this letter agreement, the “Commitment”); provided, however, that (i) Carlyle and/or its permitted assignees will not have any obligation under any circumstances to contribute to, purchase equity of or otherwise provide funds to, Parent (or Merger Sub or any other Person) in any amount in excess of the Commitment Cap, (ii) the equity contributed by Carlyle and/or its permitted assignees to Parent pursuant to this letter agreement may only be used by Parent to satisfy the Parent Payment Obligations at and/or after the Acceptance Time and at and/or after the Closing, as applicable, solely to the extent and when required to be paid by Parent in accordance with the terms and subject to the conditions set forth herein and in the Merger Agreement, and not for any other purpose, (iii) funding of the equity financing with respect to which Carlyle has made the Commitment will occur at and/or after the Acceptance Time with respect to the Offer Price Payment (and all related fees and expenses required to be paid by Parent or Merger Sub) and at and/or after the Closing with respect to the Merger Consideration Payment (and all related fees and expenses required to be paid by Parent or Merger Sub), in each case, in accordance with the terms and conditions set forth herein and in the

Merger Agreement, (iv) in the event that Parent does not require Carlyle to fund all of the equity financing with respect to which Carlyle has made the Commitment in order to consummate the transactions contemplated by the Merger Agreement, then the amount required to be funded by Carlyle and/or its permitted assignees with respect to the Commitment and the Commitment Cap will be reduced accordingly on a dollar for dollar basis by the amount no longer required by Parent, (v) in the event Carlyle syndicates or otherwise assigns a portion of the Commitment to one or more assignees in accordance with Section 5(a), the amount required to be funded by Carlyle with respect to the Commitment will be reduced by the amount of the funding actually contributed by such assignees to Parent and (vi) Carlyle and/or its permitted assignees shall be entitled to any and all rights, remedies, set-offs and defenses that Parent could assert with respect to the Payment Obligations pursuant to the terms of the Merger Agreement or pursuant to applicable Laws in connection therewith.

2. Conditions Precedent. Carlyle’s obligations to fund the Commitment are subject to (a) with respect to the Offer Price, (i) valid execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction in full or valid waiver, in accordance with the Merger Agreement, of all of the conditions to the Offer set forth in Section 2.1(a) and Annex A of the Merger Agreement, (iii) the contemporaneous occurrence of the Acceptance Time, and (iv) the earlier or substantially concurrent receipt by Parent of SKCP’s commitment in respect thereof pursuant to the letter agreement, dated as of the date hereof, by and among Parent and SK Capital Partners VI-A, L.P., a Cayman Islands exempted limited partnership, and SK Capital Partners VI-B, L.P., a Cayman Islands exempted limited partnership (collectively, “SKCP”, and such letter agreement, the “SKCP Equity Commitment Letter”), and (b) with respect to the Merger Consideration, (i) valid execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction in full or valid waiver on or before the Closing, in accordance with the Merger Agreement, of all of the conditions set forth in Article VIII of the Merger Agreement, (iii) the substantially contemporaneous consummation of the Closing, and (iv) the earlier or substantially concurrent receipt by Parent of SKCP’s commitment in respect thereof pursuant to the SKCP Equity Commitment Letter.

3. Not Used.

4. Termination. All obligations of Carlyle under this letter agreement shall expire automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement pursuant to Article IX of the Merger Agreement, (b) the date that (x) the Company, (y) any controlled Affiliate of the Company or any of their respective managers, directors or officers, or (z) any other member of the Company Group (as defined below), in each case of this clause (z), acting at the direction or at the request of any of the foregoing, asserts in any litigation or other proceeding (i) that one or more of the provisions of this letter agreement, including any of the provisions of Section 1 (including the Commitment Cap) or Section 2 limiting Carlyle’s obligations with respect to the Commitment, or any of the provisions of this Section 4 or Section 5, are illegal, invalid or unenforceable in whole or in part, or that Carlyle has any liability under this letter agreement other than to fund to Parent equity contributions with respect to the Commitment in an aggregate amount not to exceed the Commitment Cap, in accordance with the terms and subject to the conditions hereof, solely to the extent an order of specific performance is granted to the Company pursuant to Section 10.8(b) of the Merger Agreement or (ii) any other claim or theory of liability against Carlyle or the Non-Recourse Parties (as defined below) relating to this letter agreement, the Merger Agreement, the Carlyle Limited Guarantee, the Confidentiality Agreement or any of the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection herewith or therewith), other than a Retained Claim (as defined in the Carlyle Limited Guarantee), or any Retained Claim other than in the courts described in the definition thereof, (c) Carlyle and any assignees of Carlyle, collectively, contributing to Parent cash in an aggregate amount equal to or exceeding the Commitment Cap, (d) the payment of the Payment Obligations (as defined in the Carlyle Limited Guarantee) when required to be paid pursuant to the Carlyle Limited Guarantee or pursuant to the Merger Agreement, (e) the occurrence of the Closing, (f) the occurrence of any event that, (x) by the terms of the Carlyle Limited Guarantee, is an event that terminates or gives right to terminate Carlyle’s obligations or liabilities under the Carlyle Limited Guarantee, or (y) by the terms of the SKCP Limited Guarantee, is an event that terminates or gives right to terminate SKCP’s obligations or liabilities under the SKCP Limited Guarantee, (g) the occurrence of any event, other than as set forth in Sections 4(c) and (g) of the SKCP Equity Commitment Letter, that, by the terms of the SKCP Equity Commitment Letter, is an event that terminates or gives right to terminate SKCP’s obligations or liabilities under the SKCP Equity Commitment Letter, (h) if a court of competent jurisdiction has declined in a final, nonappealable decision, judgment or order to specifically enforce the obligations of Parent and/or Merger Sub to consummate the Offer and/or the Merger pursuant to a claim for specific performance brought against Parent and/or Merger Sub pursuant to Section 10.8(b) of the Merger Agreement or the obligations of Carlyle to fund the Commitment hereunder and (i) any proceeding being instituted by or against the Company (and in the case of a proceeding initiated against the Company, which has not been dismissed within thirty (30) days) seeking to adjudicate it as bankrupt or insolvent, or seeking receivership, interim receivership, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any debtor relief law. Upon termination of this letter agreement, the obligations and liabilities of Carlyle and its assignees shall become null and void ab initio and of no further force and effect. For the avoidance of doubt, under no circumstance shall the Company be entitled to obtain (1) specific performance under the Merger Agreement and this letter agreement requiring closing of the transactions related thereto and the funding of the Commitment hereunder, on one hand, and also obtain (2) performance of the Payment Obligations under the Carlyle Limited Guarantee, on the other hand; provided that the foregoing shall not prevent the Company from seeking such remedies in the alternative in any Legal Proceeding, solely to the extent expressly permitted by Sections 10.8 and 9.2 of the Merger Agreement (but subject to Sections 9.3(g) and 9.3(h) of the Merger Agreement), the Carlyle Limited Guarantee and this letter agreement.

5. No Recourse Against Non-Parties. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith or otherwise, each of Parent, Merger Sub and the Company, by its acceptance of the benefits hereof, covenants, agrees and acknowledges for itself and its Affiliates and any Person claiming on its or their behalf, from time to time (including, without limitation, the Company), that no Person other than Carlyle, Parent and Merger Sub has any liabilities, obligations or commitments of any nature (whether known or unknown, whether due or to become due, absolute, contingent or otherwise) hereunder (in each case subject to the limitations provided herein) or under any document or instrument delivered in connection herewith or in connection with the transactions contemplated hereby or thereby and that, notwithstanding that Carlyle and/or its general partner (and any permitted assignee) may be a partnership, limited liability company or any other entity, no Person other than Carlyle, Parent and Merger Sub shall have any obligation hereunder or under any document or instrument delivered in connection herewith or in connection with the transactions contemplated hereby or thereby against, or any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, this letter agreement or any document or instrument delivered in connection herewith or arising out of or in connection with the transactions contemplated hereby or thereby, and that no recourse hereunder or under any documents or instruments delivered in connection herewith or in connection with the transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against, and no personal liability with respect thereto shall attach to, be imposed upon or otherwise be incurred by (a) any former, current or future equity holder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, representative or successor or assignee of Carlyle (other than Parent and Merger Sub) or (b) any former, current or future equity holder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, representative or successor or assignee of the foregoing (such Persons, collectively, but excluding Carlyle itself, Parent and Merger Sub, the “Non-Recourse Parties”), including, without limitation, by any claims to avoid or disregard the entity form of Carlyle or otherwise seek to impose any liability arising out of, relating to or in connection with a claim on any Non-Recourse Parties, whether a claim granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise. Without limiting the foregoing, the Company, by its acceptance of the benefits hereof, hereby covenants and agrees that it shall not institute, and shall cause each of its controlled Affiliates and their respective managers, directors and officers, and will direct and request the other members of the Company Group, not to, and shall make adequate provision such that their respective successors and assigns shall not, institute, in each case directly or indirectly, any proceeding or bring any other claim arising under, or in connection with, this letter agreement, the Merger Agreement, the Carlyle Limited Guarantee, or any document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby, against Carlyle or any of the Non-Recourse Parties, except for Retained Claims. Without limiting the rights of the Company under this letter agreement or under the Carlyle Limited Guarantee, and subject to all of the terms, conditions and limitations herein and therein, the Company shall not have any right to cause any assets to be contributed to Parent or Merger Sub by Carlyle, any of Carlyle’s Non-Recourse Parties or any other Person. Notwithstanding anything to the contrary in this letter agreement, this Section 5 and Sections 6, 7, 8, 10, 11 and 13(e) will survive the termination and expiration of this letter agreement.

6. Parties in Interest; Third Party Beneficiaries.

(a) Neither Parent nor, to the extent a beneficiary under Section 6(b), the Company may assign or delegate its rights, interests or obligations under this letter agreement (by operation of law or otherwise) to any other Person without the prior written consent of the other party hereto; provided, however, that, without the consent of the Company, Parent may assign its rights, interests and obligations to any Person to which it validly assigns its rights under the Merger Agreement. Carlyle may assign its rights, interests and obligations under this letter agreement to any other Person; provided, that no such assignment under this letter agreement shall relieve any Person of its obligations hereunder except in respect of any portion of the Commitment actually funded by such assignee and available to Parent at the Acceptance Time and/or the Closing, as applicable. Any purported assignment of this letter agreement in contravention of this Section 6(a) shall be null and void.

(b) The Company has relied on this letter agreement and is an express third party beneficiary of this letter agreement if and to the extent and only if and to the extent that it seeks specific performance of Carlyle’s obligation to fund the Commitment, and for no other purpose (including, without limitation, any claim for monetary damages hereunder), in each case, if and only to the extent permitted by, and subject to the limitations set forth in, Section 7, provided, however, that specific performance will not be available unless an order is granted to the Company pursuant to Section 10.8(b) of the Merger Agreement for specific performance of Parent’s obligation to cause the Commitment to be funded. Subject to the foregoing sentence and notwithstanding anything herein or in the Merger Agreement to the contrary, this letter agreement may only be enforced by Parent in accordance with the terms of the Interim Investors Agreement (defined below). Without prejudice to the Company’s rights pursuant to this Section 6(b) in the event that the Company is entitled hereunder to seek specific performance of Carlyle’s obligation to fund the Commitment, Parent’s creditors shall have no right to enforce or seek to enforce this letter agreement or to cause Parent to enforce or seek to enforce this letter agreement. In no event may the Company, its affiliates or any of its or their respective Representatives or any other Person (other than Parent at the direction of the Sponsor in its sole discretion) enforce any aspect of this letter agreement (including with respect to the Commitment) if the Payment Obligations have been paid when required to be paid pursuant to the Carlyle Limited Guarantee. Except for Non-Recourse Parties (pursuant to Section 5 hereof) and any rights assigned to a permitted assignee (pursuant to Section 6(a)), and except for the Company as and to the extent provided in the first sentence of this Section 6(b), no Person other than Parent shall be entitled to rely upon this letter agreement, and this letter agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing herein or in any other agreement (including, without limitation, the Merger Agreement or the Carlyle Limited Guarantee), express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies whatsoever under or by reason of this letter agreement. Notwithstanding anything in this letter agreement to the contrary, if the Company is able to bring an action or claim or obtain any relief under this letter agreement and under the SKCP Equity Commitment Letter to the extent that SKCP has not performed its obligations under the SKCP Equity Commitment Letter for the same or similar claims, then the Company shall not bring an action or claim and may not obtain any relief under this letter agreement unless the Company is seeking or obtains, as applicable, the same relief against SKCP under the SKCP Equity Commitment Letter in a substantially similar manner.

7. Enforceability; Sole and Exclusive Remedy. Carlyle hereby acknowledges and agrees that, if and only if the conditions to the contribution of equity and the funding of the Commitment set forth herein and in the Merger Agreement are satisfied, and the Company has irrevocably confirmed in writing that if specific performance is granted pursuant to Section 10.8(b) of the Merger Agreement and the Commitment is funded, then the Acceptance Time and the Closing will occur (and waiving any conditions not then satisfied), the Company may seek specific performance of Carlyle’s obligation to contribute equity and fund the Commitment solely to the extent permitted by, and subject to the limitations set forth in, this letter agreement, including Section 6(b), provided, however, that specific performance will not be available unless an order is granted to the Company pursuant to Section 10.8(b) of the Merger Agreement for specific performance of Parent’s obligation to cause the Commitment to be funded. The Retained Claims (as defined in the Carlyle Limited Guarantee) shall, and are intended to, be the sole and exclusive direct or indirect remedies available to the Company and its Affiliates and any of their respective Subsidiaries and any former, current or future general or limited partners, stockholders, equity holders, controlling persons, members, managers, directors, officers, employees, representatives, agents, successors or assignees of any of the foregoing (collectively, the “Company Group”) against Carlyle and the Non-Recourse Parties for any loss, damage or recovery of any kind (including consequential, indirect or punitive damages, and whether at law, in equity or otherwise) arising under or in connection with any breach of the Merger Agreement, the Carlyle Limited Guarantee or this letter agreement, or the failure of the transactions contemplated thereby or hereby to be consummated or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to be made in connection herewith or therewith (whether or not such breach is caused by a breach by Carlyle of its obligations under this letter agreement).

8. Governing Law; Jurisdiction; Waiver of Jury Trial. This letter agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this letter agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this letter agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 12 or in such other manner as may be permitted by applicable Law, and nothing in this Section 8 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware) in the event any dispute or controversy arises out of this letter agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this letter agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this letter agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH PARTY TO THIS LETTER AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS LETTER AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS LETTER

AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS LETTER AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 8. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

9. Representations of Carlyle. Carlyle hereby represents and warrants to Parent that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization; (b) it has all limited partnership power and authority to execute, deliver and perform this letter agreement; (c) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary limited partnership action by it; (d) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; (e) the Commitment Cap is no more than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its organizational or governing documents; (f) it has uncalled capital commitments or otherwise has available funds in excess of the sum of the Commitment Cap and all other unfunded contractually binding equity commitments of Carlyle that are currently outstanding; (g) except as contemplated under the Merger Agreement with respect to the transactions contemplated thereby, all consents, approvals, authorizations, filings with and notifications to any Governmental Authority necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made; and (h) except as would not reasonably be expected to adversely affect the ability of Carlyle to perform its obligations under this letter agreement in any material respect, the execution, delivery and performance by Carlyle of this letter agreement do not (i) violate its organizational documents or (ii) violate any Law or judgment applicable to it.

10. Confidentiality. This letter agreement shall be treated as confidential by the Company and Parent and neither of them shall, and each of them shall cause their respective controlled Affiliates and its and their respective Representatives not to, disclose, use circulate, quote or otherwise refer to in any document (other than the Merger Agreement and Carlyle Limited Guarantee) this letter agreement, except with the prior written consent of Carlyle; provided, however, that (i) Parent may provide this letter agreement to the Company (so long as the Company agrees to keep, and agrees to cause its controlled Affiliates and Representatives to keep, this letter agreement confidential on the terms contained in this sentence) and (ii)(A) the Company may disclose this letter agreement to its controlled Affiliates and Representatives who need to know the terms of this letter agreement in connection with the negotiation or furtherance of the transactions contemplated by the Merger Agreement, (B) the Company may disclose the existence of this letter agreement and a summary of its terms to the extent required by Law or the applicable rules of any national securities exchange (provided, further, that the Company shall provide Carlyle with prompt written notice, to the extent legally permitted, of any such requirement so that Carlyle can seek a protective order or other appropriate remedy), and (C) the Company may disclose this letter agreement in connection with any litigation to enforce the terms of this letter agreement.

11. Indemnification. Parent shall indemnify and hold harmless Carlyle and its Non-Recourse Parties from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Carlyle’s or such Non-Recourse Parties direct or indirect ownership of equity of Parent, its subsidiaries or Parent’s or its subsidiaries’ successors; provided, that none of Carlyle or any Non-Recourse Party shall be entitled to any indemnification pursuant to this letter agreement with respect to any investment losses or other liabilities that may be incurred by Carlyle or such Non-Recourse Party solely in their capacity as an investor (directly or indirectly) in Parent and its subsidiaries. Notwithstanding anything to the contrary in this letter agreement, the Merger Agreement, the Carlyle Limited Guarantee or any other document or instrument delivered in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby (including the termination or abandonment thereof), this Section 11 shall survive the Closing indefinitely and shall be binding, jointly and severally, on all successors, assigns, heirs or representatives of Parent, Merger Sub (including, following the Closing, the Surviving Corporation) and their respective subsidiaries.

12. Notices. All notices and other communications hereunder shall be in writing in the English language and shall be given in the manner set forth in the Merger Agreement; provided that notices and other communications hereunder to Carlyle shall be sent (in the manner set forth in the Merger Agreement) to the address or emails set forth below or as Carlyle shall have notified Parent in a written notice delivered to Parent in accordance with the Merger Agreement:

Carlyle Partners Growth, L.P.

c/o The Carlyle Group

One Vanderbilt Avenue

New York, NY 10017

Attention:  Joe Bress; Zachary Marshall

Email:   [REDACTED]

in each case, with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 W 52nd Street

New York, NY 10019

Attention:  Mark A. Stagliano

Email:   MAStagliano@wlrk.com

13. Miscellaneous.

(a) Any term or provision of this letter agreement that is determined to be invalid or unenforceable in any jurisdiction by a court of competent jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this letter agreement may not be enforced without giving effect to the limitation of the amount payable hereunder (including the Commitment Cap) provided in Section 1 and to the provisions of Sections 2, 3, 4 and 5.

(b) This letter agreement shall not be effective until it has been executed and delivered by all parties hereto, it being understood that all parties need not sign the same counterpart. This letter agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this letter agreement.

(d) All parties acknowledge that each party and its counsel have reviewed this letter agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

(e) This letter agreement may not be amended or otherwise modified and no provision herein may be waived without the prior written consent of each of Parent and Carlyle; provided, however, (x) that Carlyle may amend this letter agreement to reflect any assignment permitted by Section 6(a) and (y) this letter agreement may not be amended in a manner that would adversely affect the Company’s rights (including any rights that the Company is or may be a third party beneficiary of) hereunder without the prior written consent of the Company. Together with the Merger Agreement, the Carlyle Limited Guarantee, the Interim Investors Agreement, dated as of the date hereof, by and among Parent, Carlyle, and SKCP (the “Interim Investors Agreement”), and the Confidentiality Agreement, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between Carlyle or any of its Affiliates, on the one hand, and Parent or the Company or any of their respective Affiliates (other than Carlyle), on the other, with respect to the transactions contemplated hereby. No waiver by any party hereto of any breach or violation of, or default under, this letter agreement, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this letter agreement will operate as a waiver thereof.

(f) Parent acknowledges and agrees that (i) this letter agreement and the SKCP Equity Commitment Letter are not intended to, and do not, create any agency, partnership, fiduciary or joint venture relationship between the SKCP and Carlyle and neither this letter agreement, the SKCP Equity Commitment Letter, nor any other document or agreement entered into by any party hereto or thereto, as applicable, relating to the subject matter hereof shall be construed to suggest otherwise, (ii) the obligations of Carlyle under this letter agreement and of SKCP under the SKCP Equity Commitment Letter are solely contractual in nature and (iii) the determination of Carlyle to enter into this letter agreement and of SKCP to enter into the SKCP Equity Commitment Letter, respectively, was independent of each other. Notwithstanding anything to the contrary contained in this letter agreement or the SKCP Equity Commitment Letter, the liability of SKCP and Carlyle shall be several, not joint or joint and several.

[SIGNATURES STARTING ON NEXT PAGE]

Very truly yours,

CARLYLE PARTNERS GROWTH, L.P.

By: CP Growth GP, L.P., its general partner

By: CP Growth GP, L.L.C., its general partner

By:	/s/ Joe Bress
Name:	Joe Bress
Title:	Vice President

Accepted and agreed to

on this 21st day of February, 2025:

BEACON PARENT HOLDINGS, L.P.

By: Beacon General Partner, LLC, its general partner

By:	/s/ Joe Bress
Name:	Joe Bress
Title:	President & Chief Executive Officer

[Signature Page to Equity Commitment Letter]